Exhibit 2.(a)

AGREEMENT OF PURCHASE AND SALE

between

CRANBERRY RETAIL, INC.,

a Maryland corporation

“Seller”

and

SAUL HOLDINGS LIMITED PARTNERSHIP,

a Maryland limited partnership

“Buyer”

with Deposit Instructions for

Commonwealth Land Title Insurance Company

as Escrow Agent

PROPERTY:

375-405 N. CENTER STREET,

WESTMINSTER, CARROLL COUNTY, MARYLAND

LIST OF EXHIBITS

Exhibit “A”	Description of Land
Exhibit “B-1”	List of Leases
Exhibit “B-2”	Rent Roll
Exhibit “C”	Form of Tenant Notice Letter
Exhibit “D”	List of Contracts
Exhibit “E”	List of Personal Property
Exhibit “F-1”	Form of Articles of Transfer
Exhibit “F-2”	Form of Certificate of Conveyance
Exhibit “F-3”	Form of Confirmatory Deed
Exhibit “G”	Form of Bill of Sale
Exhibit “H”	Form of Assignment and Assumption of Leases
Exhibit “I”	Form of Assignment and Assumption of Contracts, Warranties and Guaranties and Other Intangible Property
Exhibit “J”	Form of Tenant Estoppel Certificates
Exhibit “K”	List of Surveys
Exhibit “L”	Companion Contracts
Exhibit “M”	List of Future Leasing Commissions and Unfunded Tenant Improvement and Other Concession Obligations
Exhibit “N”	Newly Executed Leases Escrow

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”), dated as of August 9th, 2011, is between CRANBERRY RETAIL, INC., a Maryland corporation (“Seller”), and SAUL HOLDINGS LIMITED PARTNERSHIP, a Maryland limited partnership (“Buyer”).

ARTICLE 1 – CERTAIN DEFINITIONS

Section 1.1 Definitions. The parties hereby agree that the following terms shall have the meanings hereinafter set forth, such definitions to be applicable equally to the singular and plural forms, and to the masculine and feminine forms, of such terms.

1.1.1 “Agreement” shall mean this Agreement, as the same may be amended, modified, or supplemented from time to time in writing by the parties hereto.

1.1.2 “Closing” shall have the meaning ascribed in Section 9.2.

1.1.3 “Closing Date” shall mean, TIME BEING OF THE ESSENCE, the date on which the Closing shall occur, but in no event later than the date set forth in Section 9.2.

1.1.4 “Closing Documents” means the documents executed and delivered by Seller at Closing, as set forth in Section 9.3, and the documents executed and delivered by Buyer at Closing, as set forth in Section 9.4.

1.1.5 “Closing Proration Statement” shall have the meaning ascribed in Section 9.6.1(a).

1.1.6 “Companion Contracts” shall mean those two (2) separate Real Estate Contracts of even date herewith entered into between Buyer, as “Buyer”, and an entity owned or controlled by Seller’s sole shareholder, as “Seller”, which are intended to close simultaneously with the Closing. The Companion Contracts, and the property covered by such Companion Contracts, are more generally described in Exhibit “L” attached hereto and made a part hereof.

1.1.7 “Contracts” shall mean any contracts or other agreements in effect for the continuing provision of services, equipment or supplies relating to the construction, maintenance, repair, protection or operation of the Property; excluding any listing agreement by and between Seller and Broker (as defined in Section 9.7), and any contract for services with any affiliate of Seller.

1.1.8 “Deposit” shall have the meaning ascribed in Section 2.3.

1.1.9 “Due Diligence” shall mean the review contemplated by Section 3.1 and related provisions of this Agreement.

1.1.10 “Due Diligence Items” shall mean those items, documents and deliveries actually delivered or made available to Buyer by the time required under Section 3.2.

1.1.11 “Due Diligence Period” shall mean the time period contemplated by Section 3.1 of this Agreement.

1.1.12 “Effective Date” shall mean the date on which Buyer and Seller executed and delivered the letter of intent, which was July 29, 2011.

1.1.13 “Environmental Laws” means all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Governmental Entity regulating the generation, storage, transportation, discharge, disposal, release or removal of any hazardous substances and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or Buyer, and as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.

1.1.14 “Escrow Agent” shall mean Commonwealth Land Title Insurance Company.

1.1.15 “Fixtures” shall mean the fixtures which are located at and affixed to any of the Improvements as of the Effective Date and the Closing Date, but specifically excluding any trade fixtures of the Tenants under the Leases.

1.1.16 “Governmental Entity” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Real Property or the Improvements or any portion thereof.

1.1.17 “Hazardous Materials” means any pollutants, contaminants, hazardous or toxic substances, materials or wastes (including petroleum, petroleum by-products, radon, asbestos and asbestos containing materials, polychlorinated biphenyls (“PCBs”), PCB-containing equipment, radioactive elements, infectious agents, and urea formaldehyde), as such terms are used in any Environmental Laws (excluding solvents, cleaning fluids and other lawful substances used in compliance with Environmental Laws in the ordinary operation and maintenance of the Real Property, to the extent in closed containers).

1.1.18 “Improvements” shall mean the buildings, improvements, and structures located on the Real Property including, without limitation, a shopping center building(s) with the address of 375-405 N. Center Street, Westminster, Maryland.

1.1.19 “LaSalle” shall mean LaSalle Investment Management, Inc.

1.1.20 “Land” shall mean that certain parcel of land and appurtenances thereto more particularly described on Exhibit “A” including Seller’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent to such parcel of land.

1.1.21 “Laws” shall mean any and all constitutions, statutes, ordinances, rules, regulations, orders, rulings or decrees of the United States, or of the state, county or any municipality in which the Property is located, or any authority, agency, division, district, court or other authority thereof.

1.1.22 “Leases” shall mean (i) all of the leases, subleases, licenses and other occupancy agreements and any written side agreements with any tenant, together with any and all amendments and modifications thereof including, without limitation, any guaranties and security deposit delivered in connection with any of the foregoing, for the use, possession, or occupancy of any portions of space within the Improvements, all as set forth on the list attached hereto as Exhibit “B-1” and as further set forth in the Rent Roll attached hereto as Exhibit “B-2” and (ii) any New Leases (as defined below) entered into in accordance with the provisions of this Agreement.

1.1.23 “Licensee Parties” shall mean those authorized agents, contractors, consultants and representatives of Buyer and Buyer’s affiliates who shall inspect, investigate, test or evaluate the Property on behalf of Buyer in accordance with this Agreement.

1.1.24 “New Leases” or “New Lease” shall mean, collectively, or singularly, any leases, licenses and other occupancy agreements for the use, possession, or occupancy of any portions of space within the Improvements entered into between the Effective Date and the Closing Date in accordance with the terms of this Agreement.

1.1.25 “Marks” shall mean all of Seller’s intellectual property rights related to the ownership and operation of the Real Property, including the term “Cranberry Square”, any building names, street numbers, telephone numbers, e-mail addresses, marks or other symbols used to identify the Land or Improvements to the extent held and assignable by Seller or otherwise transferable with the Property.

1.1.26 “Operating Expenses” shall mean operating expenses and common area maintenance charges, including utilities, insurance and other charges, whether deemed additional rent or otherwise under the Leases, or any charges for taxes or other assessments.

1.1.27 “Parties” shall mean Buyer and Seller, and their permitted assigns together and “Party” may mean either Buyer or Seller as the case may be.

1.1.28 “Permitted Exceptions” shall mean and include all of the following: applicable zoning and building ordinances and land use regulations applicable to the Property as of the Effective Date, such state of facts as expressly set forth in Buyer’s Survey (to the extent any such item shown on the Survey is not the subject of an objection, or is cured or waived pursuant to Section 4.1), the lien of taxes and assessments not yet due and payable (it being agreed by Buyer and Seller that if any tax or assessment is levied or assessed with respect to the Property after the date hereof and the owner of the Property has the election to pay such tax or assessment either immediately or under a payment plan with interest, Seller may elect to pay under a payment plan, which election shall be binding on Buyer), any exclusions from coverage set forth in the jacket of the Owner’s Policy of Title Insurance or any standard printed exceptions issued pursuant to the Title Commitment, any exceptions caused by Buyer, its agents, representatives or employees, the rights of the tenants under the Leases, and any matters deemed to constitute Permitted Exceptions under Section 4.1 hereof.

1.1.29 “Permitted Outside Parties” shall have the meaning ascribed in Section 3.5.

1.1.30 “Personal Property” shall mean all of the right, title, and interest of Seller in and to the tangible personal property, which is located at and used in connection with any of the Real Property as of the Closing Date, but specifically excluding (a) any personal property owned, financed or leased by the Tenants under the Leases, (b) any computer software which either is licensed to Seller, or Seller deems proprietary, and (c) any tangible personal property owned or leased by any affiliated or unaffiliated on-site property manager. Personal Property shall not include any appraisals, budgets, strategic plans for the Real Property, internal analyses, marketing information, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information not related to Property condition or to the Leases, in the possession or control of Seller or Seller’s property manager or LaSalle which Seller reasonably deems proprietary. Personal Property shall include those items listed on Exhibit “E.”

1.1.31 “Property” shall mean the Real Property, the Personal Property, the Leases, the Contracts, the Marks and, to the extent transferable, all of Seller’s right, title and interest in and to (a) all warranties from any contractor, manufacturer or vendor with respect to the Improvements or the Personal Property, (b) any plans, specifications, engineering studies, reports, drawings, and prints relating to the construction, reconstruction, modification, and alteration of Improvements, and (c) any governmental permits, licenses, agreements, utility contracts, or other rights relating to ownership, use, or operation of the Property.

1.1.32 “Property Manager(s)” shall mean CB Richard Ellis, Inc. (“CBRE”), which manages the Property, or an entity retained by Seller to replace CBRE as the manager of the Property.

1.1.33 “Purchase Price” shall have the meaning ascribed in Section 2.2.

1.1.34 “Real Property” shall mean the Land, Improvements, and Fixtures.

1.1.35 “Rent Roll” shall mean the Rent Roll which is attached hereto as Exhibit “B-2”.

1.1.36 “Rents” shall mean and include fixed monthly rentals, additional rentals, percentage rentals, rents prepaid for any period subsequent to the Closing Date, escalation rentals (which include, without limitation, each Tenant’s proration share of building operation and maintenance costs and expenses as provided for under the applicable Lease, to the extent the same exceeds any expense stop specified in such Lease), retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable by tenants under the Leases or from other occupants or users of the Property, including amounts received for Operating Expenses.

1.1.37 “Survey” or “Surveys” shall mean, individually, or collectively, those certain ALTA surveys (if any) of the real property and improvements prepared by a professional registered land surveyor more particularly described on Exhibit “K” attached hereto and delivered to Buyer as part of the Due Diligence Items. “Buyer’s Survey” shall mean an ALTA/ACSM survey of the Property ordered by Buyer pursuant to Section 4.1.

1.1.38 “Tenants” shall mean all persons or entities occupying or entitled to possession of any portion of the Real Property pursuant to the Leases, including tenants, subtenants, and licensees.

1.1.39 “Title Policy” shall have the meaning ascribed in Section 4.2.

1.1.40 “Title Commitment” shall mean a commitment for an owner’s policy of title insurance for the Real Property acquired by Buyer, at its sole cost, from the Title Company after the Effective Date.

1.1.41 “Title Company” shall mean Commonwealth Land Title Insurance Company.

Section 1.2 Rules of Construction. Article and Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. All references to “Article” or “Sections” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise. The use of the term “including” shall mean in all cases “including but not limited to,” unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

ARTICLE 2 – PURCHASE PRICE

Section 2.1 Agreement to Purchase and Sell. Seller agrees to sell, transfer and assign to Buyer, and Buyer agrees to purchase, accept and assume subject to the terms and conditions stated herein, all of Seller’s right, title and interest in and to the Property, to the extent such are transferable.

Section 2.2 Purchase Price. Buyer shall pay Seller the purchase price of THIRTY THREE MILLION AND 00/100 DOLLARS ($33,000,000.00) (“Purchase Price”) at Closing. The Purchase Price and such other funds as may be necessary to pay Buyer’s expenses hereunder, less the Deposit, and subject to closing adjustments, shall be deposited with the Escrow Agent on or before the Closing Date and paid to Seller upon satisfaction or permitted waiver of all conditions precedent to the Closing as described herein.

Section 2.3 Deposit. Within two (2) business days following the date of full execution hereof, Buyer shall deposit via wire transfer the sum of One Million AND 00/100 DOLLARS ($1,000,000.00) in immediately available funds as a deposit (the “Initial Deposit”) with Escrow Agent whose address is as indicated in Section 11.3 hereof. Buyer shall deposit an additional ONE MILLION AND 00/100 DOLLARS ($1,000,000.00) (the “Additional Deposit”; the Initial Deposit and the Additional Deposit, collectively, the “Deposit”) in immediately available funds no later than 5:00 p.m. Eastern Time on the first business day following the Due Diligence Period if Buyer does not terminate this Agreement on or before the end of the Due Diligence Period. The Deposit shall be non-refundable except as expressly provided in this Agreement and shall be held and delivered by Escrow Agent in accordance with the provisions of Article 5. Interest, if any, earned on the Deposit shall be considered part of the Deposit. Except as otherwise expressly set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date. For Escrow Agent’s information, Buyer’s Employer Identification Number is #52-1833076.

Section 2.4 Indivisible Economic Package. Buyer has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Buyer and Seller that, as a material inducement to Seller and Buyer to enter into this Agreement, Buyer has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

Section 2.5 Assumption of Obligations. As additional consideration for the purchase and sale of the Property and subject to Section 9.6, at Closing Buyer will: (a) assume and perform all of the covenants and obligations of Seller pursuant to the Leases and those Contracts Buyer has elected to assume pursuant to Section 8.4 hereof, including without limitation, those relating to any tenant deposits delivered or credited to Buyer at Closing, and the physical or environmental condition of the Property, which arise on or after the Closing Date; and (b) assume and agree to discharge, perform and comply with each and every liability, duty, covenant, debt or obligation of Seller resulting from, arising out of, or in any way related to any licenses or permits and arising on or after the Closing Date. Buyer hereby indemnifies and holds Seller harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees and expenses) asserted against or incurred by Seller and arising out of the failure of Buyer to perform its obligations pursuant to this Section 2.5, provided that Seller hereby agrees to be responsible for any and all such claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees and expenses) asserted against or incurred by Buyer and arising out of the failure of Seller to perform any of its obligations as landlord under the Leases or as vendee under the Contracts, or as licensee under the licenses and permits, prior to the Closing Date, which failure to perform has not been disclosed to Buyer in the tenant estoppel certificates (or Seller’s certificates in lieu thereof) delivered to Buyer pursuant to Section 9.5, or otherwise disclosed to or discovered by Buyer prior to Closing. The provisions of this Section 2.5 shall survive the Closing for a period of one (1) year. Notwithstanding the foregoing to the contrary, it is expressly understood and agreed that Seller shall retain all its rights and claims against any former tenants of the Property (and the guarantors of the leases of such tenants) with respect to periods prior to Closing, which rights and claims shall include, but are not limited to, unpaid rent, unreimbursed costs and expenses, court costs, and attorneys’ fees and related costs, and may continue and/or initiate litigation (including the filing and/or pursuit of already filed proofs of claim in bankruptcy proceedings.

ARTICLE 3 – BUYER’S DUE DILIGENCE/

CONDITION OF THE PROPERTY

Section 3.1 Buyer’s Inspections and Due Diligence. Buyer acknowledges that commencing on the Effective Date, and continuing until 5:00 p.m. Eastern Time on August 29, 2011 (the “Due Diligence Period”), Buyer has conducted, and shall continue to conduct, its examinations, inspections, testing, studies, and investigations (herein collectively called the “Due Diligence”) of the Property, all information regarding the Property and such documents applicable to the Property, as Seller makes available, as set forth in Section 3.2 below. If any date on which the expiration of the Due Diligence Period would occur by operation of this Agreement is either a weekend day or a federal or state holiday, the expiration of the Due Diligence Period shall occur at 5:00 p.m. Eastern Time on the next business day. Except for any limitations as may be imposed by Section 3.3 below, Buyer may conduct such due diligence activities, inspections, and studies of the Property as it deems, necessary or appropriate, and examine and investigate to its full satisfaction all facts, circumstances, and matters relating to the Property (including, without limitation, the physical condition and use, availability and adequacy of utilities, access, zoning, compliance with applicable laws, environmental conditions, engineering and structural matters), title, survey matters, and any other matters it deems necessary or appropriate for purposes of consummating this transaction. The Due Diligence shall be at Buyer’s sole cost and expense.

Section 3.2 Delivery Period. (a) Buyer expressly acknowledges and confirms that, within two (2) days following the Effective Date, Seller delivered to Buyer, or made available to Buyer via the internet, copies of any and all of the following items pertaining to the Property to the extent they exist and are in Seller’s or its agents’ possession or control: (i) annual operating statements in the form periodically maintained by Seller for the prior three (3) calendar years and for the current year to date; (ii) the Survey; (iii) real estate tax bills for the current year and the two (2) preceding years and any tax appeal product; (iv) the Contracts; (v) the Leases and Rent Roll (which shall include security deposits), tenant delinquency reports for the past two (2) years, sales reports provided by tenants for the past three (3) years, and most recent tenant billing letters relating to Operating Expenses, taxes and other reimbursables; (vi) copies of existing engineering studies, including environmental reports, prepared by third parties in connection with the Property; (vii) Seller’s existing policy of title insurance for the Property and copies of all Schedule B-2 exception documents; (viii) copies of any licenses, permits, and governmental approvals, and any written governmental conditions or requirements in Seller’s or its agent’s possession or control, with respect to the Property; (ix) as-built plans and specifications (in CAD form if available) and construction and equipment warranties for the Improvements; (x) proof of current property and liability insurance covering the Property and a list of all outstanding claims; and (xi) list of utility providers, including identification number for property and current contact information (collectively, the “Due Diligence Items”).

(b) All Due Diligence Items have been furnished or made available to Buyer for information purposes only and without any representation or warranty by (or recourse to) Seller with respect thereto, express or implied, except as may otherwise be expressly set forth in Section 6.1 below and as limited by Section 6.2 and 7.3.2 below, and. all such Due Diligence Items are expressly understood by Buyer to be subject to the confidentiality provisions of Section 3.5 below.

(c) If this Agreement terminates without Closing, Buyer shall promptly return to Seller each Due Diligence Item provided or made available to Buyer pursuant to this Section 3.2 and diligently undertake either to have delivered to Seller or destroyed every copy, digest or summary made of any such item. The foregoing obligation shall survive any such termination.

Section 3.3 Site Visits. Buyer and its Licensee Parties shall have reasonable access to the Real Property during normal business hours for the purposes set forth in Section 3.1 on at least one (i) business day’s prior written notice to Seller during the Due Diligence Period. Such notice shall describe the scope of the Due Diligence Buyer intends to conduct during Buyer’s access to the Real Property. Seller shall make reasonable efforts to have an agent available to accompany Buyer or any Licensee Parties, and in all events Seller shall have the right to have a representative present during any visits to or inspections of any Real Property by Buyer or any Licensee Parties. Buyer will conduct its Due Diligence in a manner which is not unreasonably disruptive to Tenants or the normal operation of the Real Property. Buyer will not enter the Real Property or contact any leasing agents or Property Manager of the Real Property without Seller’s prior consent, which consent shall not be unreasonably withheld or delayed. Buyer or any Licensee Parties may contact any Tenants at the Real Property or make any inquiries of such Tenants which relate to the Real Property or to Seller, provided that Buyer or any Licensee Parties obtain Seller’s prior consent. In the event Buyer desires to conduct any physically intrusive Due Diligence, such as sampling of soils, other media, building materials, or the like, Buyer will identify in writing exactly what procedures Buyer desires to perform and request Seller’s express written consent. Seller may withhold or condition consent to any physically intrusive Due Diligence in Seller’s sole and absolute discretion. Seller will promptly respond to any such request. Upon receipt of Seller’s written consent, Buyer and all Licensee Parties shall, in performing such Due Diligence, comply with the agreed upon procedures and with any and all laws, ordinances, rules, and regulations applicable to the Property and will not engage in any activities which would violate any permit, license, or environmental law or regulation. Buyer and any. Licensee Parties will: (a) maintain comprehensive general liability (occurrence)

insurance in terms and amounts reasonably satisfactory to Seller, but in no event less than such amounts required under that certain Site Access and Indemnification Agreement dated August 9, 2011, by and between Seller and Buyer (the “Confidentiality Agreement”) covering any accident resulting from the presence of Buyer or the other Licensee Parties on the Real Property or Improvements, and deliver a certificate of insurance, which names Seller, LaSalle and the Property Manager(s) as additional insureds thereunder verifying such coverage to Seller prior to entry upon the Real Property or Improvements; (b) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property; and (c) restore the Real Property and Improvements to the condition in which the same were found before any such entry upon the Real Property and inspection or examination was undertaken. Notwithstanding the foregoing, the terms of the Confidentiality Agreement shall control over the terms of this Section 3.3 to the extent of any inconsistency between them.

Section 3.4 Buyer’s Due Diligence Indemnity. Buyer shall defend, indemnify, and hold harmless Seller, Seller’s partners, shareholders, or members, as applicable, LaSalle and the Property Manager(s) from and against all losses, costs, damages, claims, and liabilities (whether arising out of injury or death to persons or damage to the Property or otherwise) including, but not limited to, costs of remediation, restoration and other similar activities, mechanic’s and materialmen’s liens and attorneys’ fees, arising out of or in connection with Buyer’s Due Diligence or Buyer’s or any Licensee Parties’ entry upon the Real Property, except to the extent any of the same are caused by the negligence or willful misconduct of Seller, Seller’s officers, employees, partners, shareholders or members, as applicable, LaSalle and/or the Property Manager(s). The provisions of this Section 3.4 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement for a period of one year after such termination or Closing.

Section 3.5 Confidentiality. Buyer agrees that any information obtained by Buyer or its attorneys, partners, accountants, engineers, consultants, appraisers, lenders or investors (collectively, for purposes of this Section 3.5, the “Permitted Outside Parties”) in the conduct of its Due Diligence shall be treated as confidential pursuant to Section 11.11 of this Agreement and the terms of the Confidentiality Agreement. Buyer further agrees that within its organization, or as to the Permitted Outside Parties, the Due Diligence Items will be disclosed and exhibited only to those persons within Buyer’s organization or to those Permitted Outside Parties who are responsible for, or assisting in, determining the feasibility of Buyer’s acquisition of the Property. Buyer further acknowledges that the Due Diligence Items and other information relating to the leasing arrangements between Seller and any tenants or prospective tenants are proprietary and confidential in nature. Buyer agrees not to divulge the contents of such Due Diligence Items or any other information except in strict accordance with the Confidentiality Agreement and Sections 3.5 and 10.11 of this Agreement. In permitting Buyer and the Permitted Outside Parties to review the Due Diligence Items and other information to assist Buyer, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Buyer and the Permitted Outside Parties, for whom, by its execution of this Agreement, Buyer is acting as an agent with regard to such waiver. The foregoing provisions of this Section 3.5 shall survive any termination of this Agreement. Notwithstanding the foregoing, the terms of Section 11.20 below, and of the Confidentiality Agreement, shall control over the terms of this Section 3.5 to the extent of any inconsistency between them.

Section 3.6 Due Diligence Period. In the event Buyer, in its sole and absolute discretion, for any reason or no reason whatsoever, determines that the acquisition, ownership, use or financing of the Property as Buyer intends is not feasible or desirable, then Buyer may, terminate its obligations hereunder without further liability except as expressly described in this Agreement by delivering to Seller on or before the expiration of the Due Diligence Period a written notice of termination (“Notice to Terminate”), in which event the Escrow Agent shall promptly pay the Deposit to Buyer. If Buyer fails to timely deliver the Notice to Terminate, (i) Buyer shall be deemed to have waived its right to terminate this Agreement without cause and shall proceed to Closing, and (ii) the Deposit shall be non-refundable to Buyer except in the event of default by Seller or as otherwise expressly provided for in this Agreement. Promptly after any termination under this Section 3.6 and receipt by Buyer of the Deposit, Buyer shall deliver to Seller copies of all written reports prepared by third party consultants in connection with Buyer’s due diligence hereunder.

ARTICLE 4 – TITLE AND SURVEY

Section 4.1 Certain Exceptions to Title. For a period commencing on the Effective Date and continuing until 5:00 p.m. (EDT) on August 19, 2011, Buyer shall have the right to object in writing to any title matters that are not Permitted Exceptions which are disclosed in the Title Commitment or the Survey (or in any survey or update to the Survey acquired by Buyer in the conduct of its Due Diligence) (herein collectively called “Title Matters”). Buyer shall promptly forward to Seller a copy of the Title Commitment and updated Survey (or the Buyer’s Survey obtained by Buyer, if any) within two (2) business days after receipt. Unless Buyer shall timely object to the Title Matters, all such Title Matters shall be deemed to constitute Permitted Exceptions. Any Title Matters which are timely objected to by Buyer shall be herein collectively called the “Title Objections.” Seller may elect (but shall not be obligated) to remove or cause to be removed at its expense, any Title Objections, and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such removal, which removal will be deemed effected by the re-issuance or amendment of the Title Commitment eliminating or, at Buyer’s sole discretion, insuring against the effect of such Title Objections. Seller shall notify Buyer in writing within ten (10) days after receipt of Buyer’s notice of Title Objections whether Seller elects to remove the same (“Seller’s Response”). If Seller is unable to remove or if the Title Company is unable or unwilling to endorse or, at Buyer’s sole discretion, insure over any Title Objections prior to the Closing, or if Seller’s Response indicates that Seller elects not to remove one or more Title Objections, Buyer may elect, by providing written notice to Seller within five (5) days after receipt of Seller’s Response either to (a) terminate this Agreement, in which event the Deposit shall be promptly paid to Buyer and, thereafter, the Parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement, or (b) waive such Title Objections, in which event such Title Objections shall be deemed additional “Permitted Exceptions” and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. Notwithstanding the foregoing, Seller shall be obligated at Closing to cause the release of the liens of any financing obtained by Seller which is secured by the Property and all other monetary liens and mechanics’ liens against the Property that were voluntarily created or permitted by Seller or by, through or under Seller. Except as expressly provided in this Section 4.1, Seller shall have no obligation to cure any matter affecting title to the Real Property which is objectionable to Buyer.

Section 4.2 Title Insurance. At Closing, the Title Company shall issue to Buyer a standard 2006 ALTA owner’s form title policy (the “Title Policy”), in the amount of the Purchase Price, insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller (except as to customary affidavits and agreements required to issue the Title Policy and reasonably approved by Seller), (b) Buyer’s obligations under this Agreement shall not otherwise be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request.

ARTICLE 5 – DEPOSIT AND INSTRUCTIONS

Section 5.1 Permitted Termination; Seller Default. If the sale of the Property is not consummated due to the permitted termination of this Agreement by Buyer as herein expressly provided, the Deposit shall be promptly returned to Buyer and the Parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement. If the sale of the Property is not consummated due to Seller’s default hereunder, Buyer shall be entitled, as its sole remedy, to either:

(a) terminate this Agreement by notice to Seller, in which event the Deposit shall be returned to Buyer and the Parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement; or

(b) waive the breach or default and proceed to Closing in accordance with the provisions of this Agreement without adjustment of the Purchase Price; or

(c) pursue an action for specific performance only; it being expressly agreed that Buyer shall have no right to pursue an action for damages.

Section 5.2 Buyer Default. If the sale is not consummated due to Buyer’s default hereunder, then Seller, as its sole and exclusive remedy at law or in equity, shall retain the Deposit as liquidated damages, which retention shall operate to terminate this Agreement and release the Parties from any and all liability hereunder, except as expressly provided in this Agreement. The Parties have agreed that Seller’s actual damages, in the event of a failure to consummate this sale due to Buyer’s default, would be extremely difficult or impracticable to determine. After negotiation, the Parties have agreed that, considering all the circumstances existing on the date of this Agreement, the amount of the Deposit is a reasonable estimate of the damages that Seller would incur in such event. By placing their initials below, each Party specifically confirms the accuracy of the statements made above and the fact that each party was represented by counsel who explained, at the time this Agreement was made, the consequences of this liquidated damages provision. The foregoing is not intended to limit Buyer’s indemnity obligations and Seller’s rights under Sections 3.4, 3.5 and 11.11.

Initials:	Seller	Buyer

Section 5.3 Deposit Instructions. The Escrow Agent joins hereinbelow to evidence its agreement to hold and disburse such funds in accordance with the terms and conditions of this Agreement. Further, the following provisions shall control with respect to the rights, duties and liabilities of the Escrow Agent.

(a) The Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the (i) sufficiency, correctness, genuineness or validity of any written instrument, notice or evidence of a party’s receipt of any instruction or notice which is received by the Escrow Agent, or (ii) identity or authority of any person executing such instruction notice or evidence. Whenever in this Agreement Escrow Agent is required to disburse funds “promptly” or “immediately,” such term shall mean not later than two (2) business days after receipt by Escrow Agent and the other Party of notice from the Party entitled to receive such funds.

(b) The Escrow Agent shall have no responsibility hereunder except for the performance by it in good faith of the acts to be performed by it hereunder, and the Escrow Agent shall have no liability except for its own willful misconduct or gross negligence.

(c) The Escrow Agent shall be reimbursed on an equal basis by Buyer and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the amount held in escrow, including the cost of any reasonable legal expenses and court costs incurred by the Escrow Agent, should the Escrow Agent deem it necessary to retain an attorney with respect to the disposition of the amount held in escrow.

(d) Subject to Section 3.6 of this Agreement, in the event of a dispute between the parties hereto with respect to the disposition of the amount held in escrow, the Escrow Agent shall take no action and shall continue to hold the Escrow Funds until it has received instructions in writing signed by Seller and Buyer or until directed by final order or judgment of a court of competent jurisdiction, whereupon Escrow Agent shall take such action in accordance with such instructions or order. In the event of a dispute or conflicting demands, or instructions with respect to any portion of the Escrow Funds, Escrow Agent shall be entitled, at its own discretion, to interplead such amount to an appropriate court of law pending resolution of the dispute.

(e) The Escrow Agent shall invest the amount in escrow in accounts which are federally insured or which invest solely in government securities and shall be applied in accordance with the terms of this Agreement. Interest, if any, earned thereon shall be added to the funds deposited by Buyer. Escrow Agent shall be entitled to rely upon the accuracy of the taxpayer identification number provided to Escrow Agent and used to establish the account in which the Escrow Funds are held. Escrow Agent shall have no liability in the event of failure, insolvency or inability of the depository to pay such funds.

Section 5.4 Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (for purposes of this Section 5.4, the “Code”), and any related reporting requirements of the Code, the Parties hereto agree as follows:

(a) Provided the Escrow Agent shall execute a statement in writing (in form and substance reasonably acceptable to the parties hereunder) pursuant to which it agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, Seller and Buyer shall designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Reporting Person”). If the Escrow Agent refuses to execute a statement pursuant to which it agrees to be the Reporting Person, Seller and Buyer shall agree to appoint another third party as the Reporting Person.

(b) Seller and Buyer hereby agree:

(i) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(ii) to provide to the Reporting Person such Party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

(c) Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which the Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

ARTICLE 6 – REPRESENTATIONS AND WARRANTIES OF SELLER

Section 6.1 Representations and Warranties of Seller. Subject to the provisions of Sections 6.2 and 7.5, Seller hereby represents and warrants to Buyer that, except as disclosed in any Exhibit to or elsewhere in this Agreement, or in any Due Diligence Item:

(a) Status. Seller is duly incorporated, validly existing and in good standing under the laws of the State of its organization and the State in which the Property is located;

(b) Authority. The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder, including execution of Seller’s Closing Documents, have been or will be duly authorized by all necessary action on the part of Seller, and each provision of this Agreement applicable to Seller constitutes the legal, valid and binding obligation of Seller, subject to equitable principles and principles governing creditors’ rights generally;

(c) Non-Contravention. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, to Seller’s knowledge (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity or (ii) conflict with, result in a breach of, or constitute a default under the organic documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which Seller may be bound;

(d) Suits and Proceedings. There are no legal actions, suits or similar proceedings pending and served, or, to Seller’s knowledge, threatened against Seller or the Property which (i) are not adequately covered by existing insurance or (ii) if adversely determined, would materially and adversely affect the value of the Property, the continued operations thereof, or Seller’s ability to consummate the transactions contemplated hereby in accordance with the terms hereof;

(e) Non-Foreign Entity. Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

(f) Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby;

(g) No Violations. Except as may be included in any Due Diligence Items, Seller has not received any written notification from any Governmental Entity, and Seller has no knowledge (i) that the Property is in violation of applicable fire, health, building, use, occupancy, zoning laws or subdivision laws, or (ii) that any Work is required to be done upon or in connection with the Property where such work remains outstanding and, if unaddressed would have a material adverse affect on the use of the Property as currently owned and operated;

(h) Condemnation. Except as may be included in any Due Diligence Items, Seller has not received any written condemnation notice with respect to all or part of any Property, nor, to Seller’s knowledge, are there any threatened condemnation or similar proceedings with respect to all or part of the Property;

(i) Leases. There are no leases or occupancy agreements currently in effect which affect the Property other than the Leases, and no person is in possession of or has any possessory rights with respect to any portion of the Property except the Tenants under the Leases, True, correct and complete copies of all Leases have been delivered to Buyer as part of the Due Diligence Items. To Seller’s knowledge, all of the Leases are in full force and effect. No rentals or other amounts due under the Leases have been paid more than one month in advance (except for the security deposits, if any, listed on the Rent Roll). All security and other deposits of any type required under the Leases have been paid in full, are being held by or on behalf of Seller and are accurately shown on the Rent Roll. To Seller’s knowledge, there is no material default by Seller or any Tenant under any of the Leases and none of the Tenants under the Leases has asserted any defenses, set offs or claims that have not been resolved and/or disclosed to Buyer as part of the Due Diligence Items. Except as set forth on Exhibit M, attached hereto and made a part hereof, Seller has fulfilled all obligations to Tenants under the Leases to provide tenant improvements or tenant improvement allowances or other cash allowances, and except those obligations identified on Exhibit M for which Buyer is given a credit at Closing pursuant to Section 6.1(m) below, Buyer shall have no obligation with respect thereto after Closing, Except as set forth on the Rent Roll, to Seller’s knowledge, none of the Tenants has assigned its Lease or sublet all or any part of the premises covered by its Lease. To Seller’s knowledge, the information on tenant delinquencies in the Due Diligence Items is true, accurate and complete;

(j) Contracts. There are no Contracts in effect with respect to the Property other than the Contracts identified on Exhibit “D” attached hereto and made a part hereof, and any management agreement affecting the Property will be terminated by Seller at Closing, at Seller’s sole expense, or may be terminated by Buyer after Closing, at no cost to Buyer, upon not more than thirty (30) days’ notice;

(k) Bankruptcy. Seller has not received notice of any creditors’ attachments or executions, general assignments in collection of debts for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy which are pending against any Tenant; and

(1) No Other Options. Other than this Agreement, neither the Property nor any portion thereof subject to any outstanding agreement(s) of sale or options, rights of first refusal or other rights of purchase.

(m) Leasing Commission Agreements and Unfunded Tenant Improvement and Other Concession Obligations. Except as disclosed on Exhibit “M” attached hereto and made a part hereof, (i) there are no current or future unsatisfied obligations on the part of Seller for agents’ and brokers’ commissions and fees incurred in connection with the Leases executed prior to the date hereof (including any such commissions or fees attributable to extension, renewal or expansion options under such Leases exercised after the date of Closing), (ii) there are no current or future unfunded tenant improvement or other concession obligations on the part of Seller as landlord under any Leases executed prior to the date hereof, and (iii) there are no current or future unsatisfied obligations on the part of Seller for landlord work, base building or shell construction, or improvements of any kind to any premises under the Leases executed prior to the date hereof. Seller shall pay all agents’ and brokers’ leasing commissions and fees and all current and future unfunded tenant improvement or other concession obligations disclosed on Exhibit “M” on or before the Closing Date or Seller shall provide Buyer with a credit in the amount of such unsatisfied obligations disclosed on Exhibit “M”, whereupon those obligations shall be assumed by and become the sole responsibility of Buyer upon Closing. There are no management, leasing, brokerage or other commission agreements entered into by Seller or by which Seller is bound currently in place in connection with the leasing of the Real Property except as have been or will be delivered to Buyer as part of the Due Diligence Items. All management, leasing, brokerage and other commission agreements affecting the Property will be terminated by Seller at Closing, at Seller’s sole expense.

(n) Security Deposits. The security deposits listed on the Rent Roll are all of the security deposits currently held by Seller under the Leases (collectively, “Security Deposits”), and Seller or its agent has possession or control of all such Security Deposits.

(o) Environmental. Seller has not received written notice of any violation of any Environmental Laws. The Due Diligence Items delivered to Buyer include true, correct, and complete copies of all of the environmental reports, asbestos surveys, lead paint surveys, and other environmental reports and test results relating to environmental matters or hazardous substances located in, on or under, or released from the Property that are in possession or control of Seller or its agents or affiliates.

(p) Operating Statements. The operating statements covering the Property made available to Buyer pursuant to that certain Letter of Intent, dated July 29, 2011 and executed by Buyer and Seller (“LOI”), are true, correct, and complete copies of the operating statements that Seller uses and has used in the ordinary course of the operation of the Property, without any modification thereto.

(q) Special Assessments. Seller has not received written notice of any assessments, special taxes or impact fees (and, to Seller’s knowledge, any threatened assessments) currently affecting the Property that are not of public record, except with respect to any assessments, if any, imposed from time to time pursuant to recorded covenants.

(r) Insurance. The Property is, and shall at all times up to the Closing be, covered by insurance in the amounts and pursuant to the certificate provided to Buyer as part of the Due Diligence Items (the “Required Insurance”).

Section 6.2. Limited Liability. The representations and warranties of Seller set forth in Section 6.1, together with Seller’s liability for any breach before Closing of any of the Seller’s covenants and agreements under Article 8 and 9, shall survive the Closing for a period of one (1) year (the “Contractual Survival Period”). Buyer shall not have any right to bring any action against Seller based on any untruth or inaccuracy of such representations and warranties, or a breach of any representation or warranty (each a “Breach”) unless (i) Buyer’s actual out-of-pocket loss from such Breach exceeds $100,000, (ii) Buyer gives Seller written notice of such claim within the Contractual Survival Period, describing with reasonable particularity in such notice each representation and warranty of Seller which Buyer claims to have been breached and the facts on which such claim is based, and (iii) Buyer commences action on such claim within six (6) months after the end of the Contractual Survival Period; and, provided further, that in no event shall Seller’s aggregate liability to Buyer for all Breaches exceed One Million and 00/100 Dollars ($1,000,000). Further, Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein if, prior to the Closing, Buyer has actual knowledge of any breach of a covenant of Seller herein, or Buyer obtains actual knowledge (from whatever source as a result of Buyer’s Due Diligence or written disclosure by Seller or Seller’s agents to Buyer on or after the date hereof) that contradicts any of Seller’s representations and warranties herein, and Buyer nevertheless consummates the transaction contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 6.2, the obligations of Seller and Buyer, as applicable, under Sections 3.4 and 9.7 will survive Closing without limitation unless a specified period is otherwise expressly provided in any of such Sections. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the Deed and other Closing documents delivered at the Closing.

Section 6.3 Seller’s Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to Seller’s knowledge,” “to Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to facts within the actual knowledge only of George W. Duke and Steven J. Schnur and no others, at the times indicated only, upon reasonable investigation of the files in the possession of George W. Duke and Seller and reasonable inquiry of personnel responsible for operation and management of the Property, and not to any constructive knowledge of the foregoing individual or of Seller, any entity that is a partner, stockholder or member in Seller, or any affiliates of any thereof, or to any officer, agent, representative, or employee of Seller, any such constituent partner, stockholder or member or any such affiliate.

Section 6.4 Liability of Representations and Warranties. Buyer acknowledges that the individual named above is named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individual or LaSalle to Buyer. Buyer covenants that it will bring no action of any kind against such individual, any shareholder, partner or member of Seller, as applicable, or LaSalle related to or arising out of these representations and warranties. The individual named is personnel of LaSalle who currently has responsibility for asset management of Seller’s interest in the Real Property.

ARTICLE 7 – REPRESENTATIONS AND WARRANTIES OF BUYER

Section 7.1 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller the following:

(a) Status. Buyer is a limited partnership duly organized and validly existing under the laws of the State of Maryland and at Closing will be in good standing to transact business in the State of Maryland;

(b) Authority. The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder, including execution of Buyer’s Closing Documents, have been or will be duly authorized by all necessary action on the part of Buyer and this Agreement constitutes the legal, valid and binding obligation of Buyer, subject to equitable principles and principles governing creditors’ rights generally;

(c) Non-Contravention. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity or conflict with, result in a breach of, or constitute a default under the organic documents of Buyer, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Buyer is a party or by which it is bound;

(d) Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of the transactions contemplated hereby;

(e) Solvency; Ability to Perform Agreement. Buyer is solvent, now has, or at Closing shall have, available funds necessary to pay the Purchase Price without the need to obtain additional financing, and there is no occurrence, event or condition with respect to it that would prevent it from performing this Agreement in all material respects. Buyer will not become insolvent as a result of consummating the transactions contemplated by this Agreement; and

(f) Brokerage. Buyer represents and warrants that there are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with this Purchase Agreement based on any arrangement or agreement entered into by Buyer and binding upon Seller.

Section 7.2 Intentionally deleted.

Section 7.3 Buyer’s Independent Investigation.

7.3.1. Buyer has been given, or will be given before the end of the Due Diligence Period, assuming compliance by Seller with the terms of this Agreement, a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation:

(a) All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements, and building codes;

(b) The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property and within each tenant space therein, the structure, the paving, the utilities, and all other physical and functional aspects of the Property, including, without limitation, an examination for the presence or absence of Hazardous Materials, which shall be performed or arranged by Buyer at Buyer’s sole expense;

(c) Any easements and/or access rights affecting the Property;

(d) The Leases and all matters in connection therewith, including, without limitation, the ability of the tenants to pay rent;

(e) The Contracts and any other documents or agreements of significance affecting the Property; and

(f) All other matters of material significance affecting the Property or delivered to Buyer by Seller in accordance with Article 3 of this Agreement.

7.3.2. THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND BUYER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND BUYER, AND BUYER HAS CONDUCTED OR SHALL HAVE CONDUCTED ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN THE MATTERS REPRESENTED IN SECTION 6.1 AND 9.7 HEREOF AS SUCH MAY BE LIMITED BY SECTION 6.2 HEREOF, BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AGENTS OR REPRESENTATIVES, AND BUYER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE. OTHER THAN THE MATTERS REPRESENTED IN SECTIONS 6.1 AND 9.7 HEREOF, SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO BUYER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY BUYER, IN EACH CASE WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (g) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO BUYER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND ”WHERE IS”, WITH ALL FAULTS. Buyer represents that it is a knowledgeable, experienced and sophisticated buyer of real estate, and that, except with respect to the warranties expressly set forth herein, it is relying solely on its own expertise and that of Buyer’s consultants in purchasing the Property. Buyer acknowledges and agrees that it will have the opportunity to conduct such inspections, investigations and other independent examinations of the Property and related matters as Buyer may deem necessary, including but not limited to the physical and environmental conditions thereof, during the Due Diligence Period and will rely upon same and not upon any statements of Seller or of any officer, director, employee, agent or attorney of Seller other than the matters represented in Sections 6.1 and 9.7 hereof or in the Closing Documents. Buyer acknowledges that all information obtained by Buyer will be obtained from a variety of sources and Seller will not be deemed to have represented or warranted the completeness, truth or accuracy of any of the Due Diligence Items or other such information heretofore or hereafter furnished to Buyer, except as may be expressly provided in Section 6.1 hereof. Upon Closing, Buyer will assume the risk, as to matters other than the representations of Seller in Section 6.1 hereof that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Buyer’s inspections and investigations. Buyer acknowledges and agrees that upon Closing, Seller will sell and convey to Buyer, and Buyer will accept the Property, “AS IS, WHERE IS,” with all faults, except as may be expressly provided in Section 6.1 hereof. Buyer further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property, by Seller, any agent of Seller or any third party. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein. Buyer acknowledges that the Purchase Price reflects the “as is, where is” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property, BUYER, WITH BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT. THE TERMS AND CONDITIONS OF THIS SUBSECTION 7.3.2 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND WILL BE INCORPORATED INTO THE DEED.

Section 7.4 Buyer’s Release of Seller.

7.4.1 Seller Released From Liability. From and after the Closing, except for claims based upon a showing of actual fraud, intentional misrepresentation, or material breaches of Seller’s representations and warranties under Sections 6.1 and 9.7 hereof or breaches of Seller’s covenants expressly set forth in this Agreement, and except as expressly set forth in Seller’s Closing Documents, Seller (and Seller’s shareholders, affiliates, directors, officers, employees and agents including, without limitation, LaSalle and Broker and their respective members, directors, officers, employees and affiliates) is hereby released from all responsibility and liability to Buyer regarding (a) the condition (including the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever, (b) any matter concerning the Leases or Tenants, (c) the effect or applicability of any Laws (including, without limitation) zoning codes and other Laws governing the use and development of the Real Property), (d) the accuracy or completeness of any statements, representations, warranties, determinations, conclusions, assessments, assertions or other information contained in any of the Due Diligence Items, or any misrepresentation (absent a showing of actual fraud or intentional misrepresentation) failure to disclose information relating to the Property, the Leases or the

Tenants, and (e) and defect, inaccuracy or inadequacy in Seller’s title to the Property, legal description of the Property, covenants, restrictions, encumbrances or encroachments that affect the Property.

7.4.2 Buyer’s Waiver of Objections. Buyer acknowledges that, so long as Seller complies with its obligations under this Agreement, Buyer will have the opportunity during the Due Diligence Period to inspect the Property, observe its physical characteristics and existing conditions and(subject to the provisions of Section 3.3 above) will have the opportunity to conduct such investigation and study on and of said Property and adjacent areas as it deems necessary, and subject to Seller’s responsibility for any breach of the warranties and representations contained in Section 6.1 of this Agreement, hereby waives, absent a showing of actual fraud, any and all objections to or complaints (including but not limited to actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property is or may be subject) regarding physical characteristics and existing conditions of the Property, including without limitation structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property. Buyer further hereby assumes the risk of changes in applicable Laws relating to past, present and future environmental conditions on the Property, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Materials or other contaminants, may not be revealed by its investigation.

7.4.3 Survival. The foregoing waivers and releases by Buyer shall survive either (a) the Closing and the recordation of the Deed, and shall not be deemed merged into the Deed upon its recordation, or (b) any termination of this Agreement.

Section 7.5 Discharge. Notwithstanding any other provisions contained herein, or in any document or instrument delivered in connection with the transfer contemplated hereby, to the contrary (including, without limitation, any language providing for survival of certain provisions hereof or thereof), Buyer hereby acknowledges and agrees that (a) prior to Closing, Buyer’s sole recourse in the event of a breach by Seller shall be as set forth in Section 5.1 hereof, and (b) Seller shall, upon consummation of Closing, be deemed to have satisfied and fulfilled all of Seller’s covenants and obligations contained in this Agreement, and Seller shall have no further liability to Buyer or otherwise with respect to this Agreement, or the transfers contemplated hereby, except to the extent of any obligation or liability Seller may have under Section 6.1, Sections 8.1 – 8.6 or Section 9.7 as to which Seller’s liability, if any, shall be limited as provided in Section 6.2.

ARTICLE 8 – LEASES; MAINTENANCE OF PROPERTY

From the date hereof until the Closing, and except as otherwise consented to or approved by Buyer, Seller covenants and agrees with Buyer as follows:

Section 8.1 New Leases; Lease Modifications. From and after the Effective Date, Seller shall not, without Buyer’s prior written consent in each instance, which consent shall, prior to the expiration of the Due Diligence Period, not be unreasonably withheld and shall be given or denied in good faith, with the reasons for such denial specified in reasonable detail, within five (5) business days after receipt by Buyer of the information referred to in the next sentence, enter into any New Lease; modify or amend any Lease (except pursuant to the exercise by a Tenant of a renewal, extension or expansion option or other right contained in such Tenant’s Lease); consent to any assignment or sublease in connection with any Lease; or remove any tenant under any Lease, whether by summary proceedings or otherwise. Seller shall furnish Buyer with a written notice of the proposed action which shall contain information regarding the proposed action that Seller believes in good faith is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. If Buyer fails to object in writing to any such proposed action within five (5) business days after receipt of all of the aforementioned information, Buyer shall be deemed to have approved the proposed action. Notwithstanding the foregoing, prior to the end of the Due Diligence Period, Buyer’s consent shall not be required with respect to construction plans to be approved by Seller under any Lease, provided that Seller shall provide copies of any such plans to Buyer within three (3) business days after receipt thereof. If any Lease requires that the landlord’s consent be given under the applicable circumstances (or not be unreasonably withheld) then, if such circumstances exist, Buyer shall be deemed ipso facto to have approved such action. Any notice from Buyer rejecting the proposed action shall include a description of the reasons for Buyer’s rejection. If Buyer rejects the proposed action, Seller nevertheless retains full right, power and authority to execute such documents as are necessary to effect such action, and Seller shall promptly advise Buyer of the same. The foregoing notwithstanding, in the event Buyer has rejected the proposed action but Seller nonetheless proceeds to effect it, Buyer shall have the right, within five (5) business days after receipt of Seller’s notice that Seller has taken such action, to elect to terminate this Agreement by the delivery to Seller of a written notice of termination, in which case the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement. If Buyer fails to notify Seller within such time period, Buyer shall be deemed to have fully waived any rights to terminate this Agreement pursuant to this Section 8.1. Seller shall deliver to Buyer a true and complete copy of each such New Lease, renewal or extension agreement, modification, or amendment, as the case may be, within two (2) business days after the execution and delivery thereof, but in no event later than two (2) business days prior to Closing.

Section 8.2 Lease Enforcement. Subject to the provisions of Section 8.1 above, prior to the Closing Date, Seller shall have the right, but not the obligation (except to the extent that Seller’s failure to act shall constitute a waiver of such rights or remedies), to enforce the rights and remedies of the landlord under any Lease, and to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer. Notwithstanding the foregoing, Seller shall not terminate any Lease or remove any tenant without the prior written consent of Buyer, which shall not, prior to the expiration of the Due Diligence Period, be unreasonably withheld. Except to the extent earlier notice is required under Section 8.1, Seller shall give Buyer notice of any action taken under this Section 8.2 within five (5) business days after the date such action is taken, but in no event later than two (2) business days prior to Closing.

Section 8.3 Seller’s Operation of the Property. From and after the Effective Date, Seller shall operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the Effective Date and shall maintain the Required Insurance in full force and effect until Closing. Provided Buyer has not delivered a Notice to Terminate, following the expiration of the Due Diligence Period, Seller shall not enter into any new Contract or agreement, or materially modify any Contract, which Contract or amendment could bind Buyer or the Property after the Closing without Buyer’s review and consent in the same manner as provided with respect to New Leases in Section 8.1.

Section 8.4 Termination of Contracts. Within two (2) business days prior to the expiration of the Due Diligence Period, Buyer will advise Seller in writing which Contracts Buyer will assume at Closing (the “Assumed Contracts”) and which Contracts Buyer requires to be terminated at Closing (and Buyer’s failure to so advise Seller in writing shall be deemed to constitute Buyer’s election to assume all such Contracts). Seller shall deliver at Closing notices of termination of all Contracts that are not so assumed. Notwithstanding the foregoing, without any requirement of notice from Buyer, Seller shall cause any then-effective property management agreement (including any agreement with the Property Manager) and any agreements with any Seller-affiliated entity, relating to the Property to be terminated, with no liability or obligation of any kind to buyer, effective as of the Closing Date. Prior to the Closing Date, Seller shall cause the Property Manager to cooperate with Buyer in preparing for the turnover of management of the Property to Buyer.

Section 8.5 Tenant Audit Rights. If any Tenant exercises, before or after Closing, its right under any Lease (or under applicable law with respect to such Lease) to audit the books and records of Seller as landlord for any period of time ending on or prior to the Closing Date, Seller shall, at Seller’s expense, cooperate in the implementation of such audit in accordance with any such audit provision under the Lease with respect to such period. Seller’s obligations under this Section 8.5 shall survive Closing for as long as the Tenants may exercise such rights pursuant to the terms of the Leases.

Section 8.6 Negative Covenants. From the Effective Date until the Closing Date, Seller shall not take any of the following actions without the prior express written consent of Buyer, which consent shall be within Buyer’s sole discretion: (a) make or permit to be made any material alterations to or upon the Real Property or any part of the Real Property except as provided for in the Leases or any of the other Permitted Exceptions; (b) grant any liens or encumbrances upon the Property that will not be terminated and discharged by Seller upon the Closing; (c) remove or permit the removal from the Real Property of any fixtures, mechanical equipment, or any other item included in the Real Property except as provided for in the Leases or any of the Permitted Exceptions; (d) take or cause, or knowingly permit, any action, inaction or circumstance that would cause any representation or warranty of Seller herein to become untrue in any material respect.

Section 8.7 Newly Executed Leases: Holdback and Escrow covering Rents. The parties acknowledge that the Leases include those Leases that are identified on Exhibit N hereto, which are newly executed Leases under which the Tenants are not yet in occupancy and/or paying rent (the “Newly Executed Leases”). Because Buyer’s bid to purchase the Property assumed that rent would be payable under all such Leases as of the Closing Date, the parties agree that a portion of the proceeds of sale hereunder, in an amount equal to the aggregate annual base rent and additional rent (“Aggregate Rent”) payable under the Newly Executed Leases (the “Escrow Amount”), as shown on Exhibit N, shall be deposited with Escrow Agent at Closing, to be held and released pursuant to the terms of an Escrow Agreement, the form and substance of which is to be negotiated in good faith and agreed upon by the parties prior to the expiration of the Due Diligence Period (the “Escrow Agreement”). The Escrow Agreement will provide for monthly releases to Buyer with respect to each Newly Executed Lease in an amount equal to 1/12 of the Aggregate Rent payable under such Lease, commencing on the closing Date (prorated for the partial month in which Closing occurs) and continuing on the first day of each calendar month thereafter until the Tenant thereunder has commenced occupancy of its premises and has commenced payment of rent in accordance with the terms of its Lease, whereupon any remaining Escrow Amount allocable to such Newly Executed Lease shall be released to Seller.

Section 8.8 Contingent Leases: Holdback and Escrow. The parties acknowledge that the Newly Executed Leases include a Lease with Giant Fuel Station that is contingent on certain conditions precedent, the failure of which would entitle such Tenant to terminate its Lease (the “Contingent Lease”). To provide for an adjustment of the Purchase Price in the event that such Tenant exercises its right to terminate or otherwise does not commence paying rent in accordance with its Lease, the parties agree that a portion of the proceeds of sale hereunder, in an amount equal to the value attributable to the rental stream under the Contingent Lease (the “Adjustment Amount”), shall be deposited with Escrow Agent at Closing, to be held and released pursuant to the terms of an Escrow Agreement, the form and substance of which is to be negotiated in good faith and agreed upon by the parties prior to the expiration of the Due Diligence Period (the “Adjustment Escrow Agreement”). The parties agree that the Adjustment Amount to be escrowed is $893,683.00. The Adjustment Escrow Agreement will provide that (i) if the Tenant under the Contingent Lease exercises its right to terminate such Lease, then the Adjustment Amount shall be disbursed in full to Buyer (subject to the credit described below); and (ii) if such Tenant’s termination right expires unexercised and such Tenant commences payment of rent in accordance with the terms of the Lease, then the Adjustment Amount shall be disbursed in full to Seller. If neither of the events described in (i) or (ii) above has occurred on or before the one-year anniversary of the Closing Date, then either (at Seller’s option) (x) Seller shall replenish the Escrow Amount under the Escrow Agreement described in Section 8.7 above by instructing the Escrow Agent to deduct funds from the Adjustment Amount in the amount of the Aggregate Rent payable under the Contingent Lease for the ensuing one year period, in which event such funds would be disbursed over the ensuing 12 months in the same manner as the initial Escrow Amount is to be disbursed thereunder, and the remaining escrow pursuant to this Section 8.8 shall be extended for a period of one year; or (ii) the Adjustment Amount will be disbursed in full to Buyer on the one year anniversary of the Closing Date. In connection with any disbursement of the Adjustment Amount to Buyer pursuant to this Section 8.8, a credit shall be applied against the Adjustment. Amount in the amount of the aggregate of all sums disbursed to Buyer pursuant to the Escrow Agreement referenced in Section 8.7 above and, after the first anniversary of the Closing Date, and, if sums have been transferred from the escrow under this Section 8.8 to the escrow under Section 8.7 as provided above, then any sums remaining in the Escrow Agreement pursuant to Section 8.7 shall be returned to the escrow under this Section 8.8 to be disbursed to Buyer as part of the Adjustment Amount.

ARTICLE 9 – CLOSING AND CONDITIONS

Section 9.1 Escrow Instructions. Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 9.2 Closing. The closing hereunder (“Closing”) shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be at the offices of the Escrow Agent on or before ten (10) days following the expiration of the Due Diligence Period, or such other date and time as Buyer and Seller may mutually agree upon in writing (the “Closing Date”). Such date and time may not be extended without the prior written approval of both Seller and Buyer except as set forth in Section 9.5.3. No later than 10:00 a.m. Eastern Time on the Closing Date, (x) Buyer and Seller shall deposit in escrow with the Escrow Agent fully executed and acknowledged originals of all the Closing Documents required to be delivered by such party, with the documents to be recorded being in form confirmed by the Escrow Agent to be in satisfactory form for recording, and Buyer shall deposit in escrow with the Escrow Agent the Purchase Price (subject to adjustments described in Section 9.6), together with all other costs and amounts to be paid by Buyer at the Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Escrow Agent. No later than 1:00 p.m. Eastern Time on the Closing Date, (a) Buyer will direct the Escrow Agent to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price (subject to adjustments described in Section 9.6), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, all pursuant to the final Settlement Statement, and (ii) pay all appropriate payees the other costs and amounts to be paid by Buyer at Closing pursuant to the terms of this Agreement and (b) Seller will direct the Escrow Agent to pay to the appropriate payees out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement and the Settlement Statement, and to file the Articles of Transfer and record the Deed. It shall constitute a condition precedent to Seller’s obligations to consummate the Closing hereunder that all of the representations, warranties, covenants, and agreements of Buyer contained herein shall be true and correct and/or shall have been performed, as the case may be, in all material respects. It shall constitute a condition precedent to Buyer’s obligations to consummate the Closing hereunder that all of the material representations, warranties, covenants, and agreements of Seller contained herein shall be true and correct and/or shall have been performed, as the case may be, in all material respects. Additionally, it shall be a condition precedent for each of Buyer’s and Seller’s obligation to consummate the Closing that the Companion Contracts close simultaneously with this Agreement. Buyer’s obligation to consummate the Closing hereunder shall also be subject to the following conditions precedent, any of which may be waived by Buyer in its sole, absolute and unreviewable discretion:

(a) There has been no material adverse change to the condition of the Property since the expiration of the Due Diligence Period.

(b) The Title Company shall be in a position, subject only to the payment by Purchaser of the costs and fees related thereto and satisfaction of the other conditions set forth in the Title Commitment, to issue at Closing a Title Policy satisfying the requirements set forth in Section 4.2 of this Agreement.

(c) Each of the Leases of the Major Tenants (as hereinafter defined) is in full force and effect.

Section 9.3 Seller’s Closing Documents and Other Items. At or before Closing, Seller shall deposit into escrow the following items:

(a) A duly executed and acknowledged counterpart of the Articles of Transfer in the form attached hereto as Exhibit “F-1” (the “Articles of Transfer”) and a duly executed and acknowledged Certificate of Conveyance in the form attached hereto as Exhibit “F-2” and Confirmatory Deed pursuant to Corporate Articles of Transfer in the form attached hereto as Exhibit “F-3” (the “Deed”);

(b) A duly executed counterpart of the Bill of Sale in the form attached hereto as Exhibit “G” (the “Bill of Sale”);

(c) Three (3) duly executed counterparts of an Assignment and Assumption of Leases in the form attached hereto as Exhibit “H” (the “Assignment and Assumption of Leases”);

(d) Three (3) duly executed counterparts of an Assignment and Assumption of Contracts, Warranties and Guaranties, and Other Intangible Property in the form attached hereto as Exhibit “I” (the “Assignment and Assumption of Contracts”);

(e) An affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(f) Notices to each tenant of the Property, signed by Seller that shall disclose that the Property has been sold to Buyer and that, after the Closing, all rents should be paid to Buyer or Buyer’s designee in the form attached hereto as Exhibit “C”;

(g) Seller shall deliver to Buyer a set of keys to the Property on the Closing Date. Location of any of the items referred to in this subsection at the Property on the Closing Date shall be deemed to be delivery to Buyer;

(h) Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement;

(i) If applicable, duly completed and signed real estate transfer tax returns;

(j) A certificate of Seller that each of the representations and warranties of Seller contained in Section 6.1 and 9.7 is true and accurate in all material respects on and as of the Closing Date, all covenants and agreements required to be performed by Seller on or prior to the Closing Date have been performed in all material respects, and (iii) any management agreement for the Property and any contracts with affiliates of Seller affecting or relating to the Property have been terminated effective not later than the Closing;

(k) To the extent the same are in Seller’s possession or available (and not already forwarded to Buyer during the Due Diligence Period) all architectural and engineering drawings and specifications, utilities layout plans, topographical plans and the like in Seller’s possession or control and owned by Seller used in the construction, improvement, alteration or repair of the Land or the Improvements;

(1) An executed version of each tenant estoppel certificate required pursuant to Section 9.5 or substituted Seller certifications permitted under Section 9.5.2 and a Rent Roll certified not later than two (2) business days prior to Closing;

(m) Copies of all usual and customary documentation requested by the Title Company to establish the due authority of Seller to consummate the transaction contemplated by this Agreement;

(n) If applicable, with respect to any Security Deposits which are letters of credit, Seller shall, if the same are assignable, (a) deliver to Buyer at the Closing such letters of credit, (b) execute and deliver, if the letter of credit is not assignable, an assignment of the proceeds thereof in customary form, and if the letter of credit is assignable, execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require to effect such assignment, and (c) cooperate with Buyer to change the named beneficiary under such letters of credit to Buyer, so long as Seller does not incur any additional liability or expense in connection therewith;

(o) To the extent the same are in Seller’s or its property manager’s possession or available (and not already forwarded to Buyer during the Due Diligence Period), originals (or if originals are not available, copies certified by Seller) of all Leases, Contracts, records, original tenant files, other materials identified in the Exhibits hereto, and all other books, records and files maintained by Seller’s property manager relating to the construction, leasing, operation and maintenance of the Property;

(p) Three (3) duly executed counterparts of the Settlement Statement (as defined in Section 9.6.1(a) below;

(q) The original of an unexpired warranty applicable to any portion of the Property, if applicable; and

(r) A fully executed original lien waiver from Broker reflecting full payment of the commission payable with respect to the transaction contemplated hereby.

Section 9.4 Buyer’s Closing Documents and Other Items. At or before Closing, Buyer shall deposit into escrow the following items:

(a) The balance of the Purchase Price and such additional funds as are necessary to pay the amounts due from Buyer as shown on the Settlement Statement;

(b) A duly executed counterpart of the Articles of Transfer;

(c) A duly executed counterpart of the Bill of Sale;

(d) Three (3) duly executed counterparts of the Assignment and Assumption of Leases;

(e) Three (3) duly executed counterparts of the Assignment and Assumption of Contracts;

(f) Copies of all usual and customary documentation requested by the Title Company to establish the due authority of Buyer’s acquisition of the Property;

(g) Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement;

(h) A certificate of Buyer that each of the representations and warranties of Buyer contained in Sections 7.1 and 9.7 is true and accurate in all material respects on and as of the Closing Date and all covenants and agreements required to be performed by Buyer on or prior to the Closing Date have been performed in all material respects;

(i) If applicable, duly completed and signed real estate transfer tax returns; and

(j) Three (3) duly executed counterparts of the Settlement Statement.

Section 9.5 Estoppel Certificates.

9.5.1 If Buyer elects (or is deemed to have elected) not to terminate this Agreement on or before the end of the Due Diligence Period pursuant to Section 3.6, then Seller shall use commercially reasonable efforts to obtain tenant estoppel certificates from each Tenant of the Property in the form prescribed in the applicable Lease, or otherwise in accordance with the provisions for estoppel certificates prescribed in the applicable Lease, and, if no form or specified provisions are so prescribed, in the form attached hereto as Exhibit “J”. It shall be a condition to Buyer’s obligation to close the sale and purchase of the Property that, (A) as soon as they are available but no later than two (2) days prior to the Closing, Seller delivers to Buyer tenant estoppel certificates in the form, prescribed in the preceding sentence, in favor of Buyer, dated not earlier than thirty (30) days from the Closing Date from: (i) Giant, Giant Gas, Wells Fargo, Staples, Party City and Pier One (collectively, “Major Tenants”), and (ii) such other tenants that do not constitute Major Tenants (collectively, the “Other Tenants”) so as to obtain estoppel from tenants, in the aggregate, occupying at least eighty five percent (85%) of the gross leasable area (the “GLA”) of the Shopping Center (including the Major Tenants), and (B) such tenant estoppels (x) are consistent in all material respects with the Rent Roll and the Leases delivered to Buyer as part of the Due Diligence Items and with the substance of any material representation made by Seller in this Agreement, (y) do not identify any material unperformed landlord obligations (except, with respect to New Leases and Pending Leases for landlord obligations expressly set forth in the Due Diligence Items delivered to Buyer or otherwise agreed to in writing by Buyer).

9.5.2 As to any Lease for which Seller is unable to timely obtain an estoppel certificate from any Tenant, Seller shall have the right, but not the obligation, as determined in Seller’s sole discretion, to deliver to Buyer Seller’s own estoppel certificate in the form attached as Exhibit “J” (which shall be completed by Seller and warranted and represented by Seller to Seller’s knowledge), setting forth the matters which should have been covered by such missing estoppel certificate. Notwithstanding the foregoing, in no event may Seller us any Seller estoppels to satisfy the condition to closing set forth in Section 9.5.1. The applicable limits on liability set forth in Section 6.2 shall apply to any representations or warranties provided in any estoppel certificate certified by Seller hereunder. Any claim which Buyer may have which is not so asserted within the Contractual Survival Period shall not be valid or effective and Seller shall have no liability with respect thereto. In the event that, following the Closing Date, Seller obtains an estoppel Certificate with respect to any Lease for which Seller self-certified and such estoppel certificate complies with Section 9.5.1, then Seller shall deliver such estoppel certificate to Buyer and, upon such delivery, Seller shall be automatically released from any liability or obligation under the self-certification previously delivered by Seller with respect to such Lease. In the event that, following the Closing Date, Buyer receives an estoppel certificate with respect to any Lease for which Seller gave its certification and such estoppel certificate complies with Section 9.5.1, then upon such receipt by Buyer, Buyer shall notify Seller and Seller shall be automatically released from any liability or obligation under its certification previously delivered by Seller to Buyer with respect to such Lease.

9.5.3. If Seller fails to obtain and deliver sufficient tenant estoppel certificates as required under Section 9.5.1, or if the tenant estoppel certificates proffered by Seller to satisfy Section 9.5.1 materially differ from the form or provisions therefor prescribed in the applicable lease, or, if no form or specified provisions are so prescribed, from the form attached hereto as Exhibit “J”, as the case may be, then, provided that Seller shall have used commercially reasonable efforts to obtain the required tenant estoppel certificates, Seller shall not be in default under this Agreement by reason thereof, but Buyer may, by written notice given to Seller by 5:00 p.m. Eastern Time on the last business day before the Closing Date, elect to (a) waive said conditions and proceed with the closing, (b) terminate this Agreement and receive a prompt refund of the Deposit, or (c) extend the closing for up to thirty (30) days to allow Seller to make reasonable efforts to obtain the Estoppel Certificates required under Section 9.5.1 or, in the event of material differences, to allow Buyer additional time to review such material differences to determine whether Buyer will proceed with the Closing or terminate the Agreement. If Buyer elects, by written notice to Seller by 5:00 p.m. Eastern Time the last business day before the Closing Date, as the same may have been extended pursuant to this Section 9.5.3, to terminate this Agreement solely because of the failure of Seller to provide the estoppel certificates required by this Section 9.5, the Deposit shall be returned to Buyer pursuant to the terms of this

Agreement and thereafter, neither party shall have any further rights or obligations hereunder except as expressly provided in this Agreement, and the Deposit shall immediately be refunded to Buyer.

Section 9.6 Prorations and Closing Costs.

9.6.1 (a) Seller and Buyer agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date, the following (collectively, the “Proration Items”): real estate and personal property taxes and assessments, utility bills (except as hereinafter provided), collected Rents (subject to the terms of 9.6.1(b) below) and Operating Expenses (subject to the terms of 9.6,1(c) below) payable by the owner of the Property. Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to but not including the Closing Date, and Buyer will be charged and credited for all of the Proration Items relating to the period from and after the Closing Date, such that Buyer shall be deemed to own the Property and therefore be entitled to any revenue and be responsible for any expenses of the Property for the entire day upon which the Closing occurs. Such preliminary estimated Closing prorations shall be prepared by Seller and submitted to the Title Company and Buyer, for Buyer’s approval, no less than three (3) business days prior to the Closing Date (the “Closing Proration Statement”). The Closing Proration Statement, once agreed upon by Buyer and Seller shall be used by the Title Company in preparing the settlement statement to be executed and delivered by Buyer and Seller at Closing (the “Settlement Statement”) and making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Buyer to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Buyer (if the preliminary prorations result in a net credit to Buyer), in each case by increasing or reducing the cash to be delivered by Buyer in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of three (3) business days prior to the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received (except as provided in Section 9.6.1(c), not to exceed 120 days after Closing), reprorations will be made on the basis of the actual figures, and a final cash settlement shall be made between Seller and Buyer. The Title Company shall prepare and deliver the Settlement Statement to Buyer and Seller for approval no later than two (2) business days prior to the Closing Date. No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Buyer. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration will be made at the Closing with respect to utility bills. Seller will be entitled to recover from the utility providers all deposits presently in effect with the utility providers, and Buyer will be obligated to make its own arrangements for deposits with the utility providers. Except as provided in Section 9.6.1(c), the provisions of this Section 9.6.1(a) will survive the Closing for twelve (12) months.

(b) Buyer will receive a credit on the Closing Statement for the prorated amount (as of the Closing Date) of all Rents (including any prepaid Rents) previously paid to or collected by Seller and attributable to any period following Closing. Rents are “Delinquent” when they were due prior to the Closing Date, and payment thereof has not been made on or before the Closing Date. Delinquent Rents will not be prorated, except Seller will receive a credit for any Rents paid in arrears by any Tenants which are agencies, departments, or instrumentalities of the United States government as if such Rents had been collected in advance.

All sums collected by Buyer or Seller, for a period of ninety (90) days from and after Closing, from each Tenant will be applied first to any Delinquent Rent owed by such Tenant to Buyer for the month in which Closing occurred, then to any Delinquent Rent owed to Seller by such tenant for the month in which Closing occurred, then by such Tenant to Buyer for any Delinquent Rent for the period after the month in which the Closing occurred, and then applied to Delinquent Rents for periods prior to the month in which Closing occurred owed by such Tenant to Seller. Any sums due Seller will be promptly remitted to Seller. Buyer shall use commercially reasonable efforts to collect any sums due Seller from Tenants under the Leases, but shall not be required to exercise any remedies available under the Leases for such purpose. From and after the Closing Date, Buyer shall have the exclusive right to collect any sums due from Tenants under the Leases and Seller hereby relinquishes the right to pursue any Tenant under the Leases for any sums due Seller for periods attributable to such Seller’s ownership of the Property. Any amounts received by Seller from Tenants on and after the Closing Date shall promptly be forwarded by Seller to Buyer. Seller shall not have the right to commence or pursue any legal proceedings against any Tenant or any guarantor of any Lease in effect on or after the Closing Date. The provisions of this Section 9.6.1(b) will survive the Closing for one (1) year.

(c) Seller will prepare a reconciliation as of the Closing Date of the amounts of all billings and charges for Operating Expenses to the Property. Such reconciliation will be delivered to Buyer at least three (3) business days prior to Closing for review, and the parties will reach agreement thereon prior to the Closing Date. If more amounts have been expended for Operating Expenses than have been collected from Tenants for Operating Expenses, Buyer will pay such difference to Seller at Closing. If, as of the Closing Date, more amounts have been collected from Tenants for Operating Expenses than have been expended for Operating Expenses, Seller will pay to Buyer at closing as a credit against the Purchase Price such excess collected amount. A final reconciliation of such amounts shall be made not later than March 31, 2012, and the parties will reach agreement therein, and a final cash settlement shall be made between Seller and Buyer within ten (10) days after such reconciliation. Buyer and Seller agree that such final reconciliation of Operating Expenses will fully relieve Seller from any responsibility to Tenants or Buyer for such matters. In this regard, Buyer will be solely responsible, from and after Closing, for collecting from Tenants the amount of any outstanding Operating Expenses for periods before and after Closing, and where appropriate, reimbursing Tenants for amounts attributable to Operating Expenses, as may be necessary based on annual reconciliations for Operating Expenses. The provisions of this Section 9.6.1(c) shall survive Closing for one (1) year.

(d) Seller shall pay all leasing commissions which are or before Closing become due and payable under any leasing commission or agency agreement which Seller has entered into, with respect to any Lease made prior to Closing. Buyer shall pay, and shall hold harmless, indemnify and defend Seller from and against any claims or liability for, leasing commissions which become due and payable after Closing (including, without limitation, any commissions which become due and payable under any such agreement by reason of the extension, renewal or expansion after Closing of any Lease existing as of Closing). The provisions of this Section 9.6.1(c) shall survive Closing for a period of one year.

(e) All Security Deposits listed on the Rent Roll as of the Closing Date shall be transferred to Buyer at Closing or Buyer shall receive a credit against the Purchase Price in the amount of the Security Deposits, In the event that any Security Deposits are in the form of letters of credit, at Closing, Seller will assign its interest in such letters of credit to Buyer and, following Closing, Seller will reasonably cooperate with Buyer, at no cost to Seller, in causing Buyer to be substituted for Seller as beneficiary under such letters of credit. Buyer will not receive a credit against the Purchase Price for any Security Deposits in the form of letters of credit.

9.6.2 (a) Seller shall pay one-half (1/2) of any state, county, and city documentary stamps, transfer, or recordation taxes applicable to the conveyance of title to the Property. Buyer shall pay one-half (1/2) of any state, county, and city documentary stamps, transfer, or recordation taxes applicable to the conveyance of title to the Property, the escrow fee, all of the costs of the Title Policy including the cost of any endorsements, the cost of any survey (or updated survey) or appraisals, all recording fees, any personal property sales tax applicable to the purchase of the Property and any other expenses of the escrow for the sale of the Property, and all of the recordation and transfer taxes, if any, associated with the recording of any financing instruments associated with Buyer’s financing of the purchase of the Property. Buyer shall reimburse Seller at Closing (or, if not previously paid by Seller shall be responsible for payment at Closing of) the cost of the Survey and any update thereto order by Seller or Buyer.

(b) Seller intends to claim an exemption from Seller’s one-half (1/2) of the transfer and recordation taxes due and owing on the conveyance of title to the Property. Notwithstanding the provisions of Section 9.6.2(a) above, in the event Seller is found to be exempt from its one-half (1/2) of any such transfer and recordation tax, Buyer shall pay the entire amount of such transfer and recordation taxes due and owing upon the sale of the Property after taking into account any such exemption, but in no event shall Buyer be liable for more than one-half (1/2) of the amount of such taxes which would otherwise be payable on the transaction in the absence of any exemption applicable to the Seller. At Closing, the amount of such taxes that would otherwise be payable by Seller pursuant to Section 9.6.2(a) on the transaction in the absence of any exemption shall be held back from the sale proceeds and retained by the Escrow Agent until the Deed shall have been accepted for recording. If the recorder’s office requires the payment of any amount of transfer and recordation taxes that would be due and payable absent any exemption, the Escrow Agent shall be authorized to pay Seller’s share thereof out of the amount held back.

Section 9.7 Brokers. Each of Buyer and Seller represents and warrants to the other that it did not employ or use any broker or finder to arrange or bring about this transaction other than CB Richard Ellis, Inc. (“Broker”), who has acted as Seller’s broker in connection with this Agreement. Seller shall be solely responsible for all amounts payable to the Broker under separate agreement with Seller.

Section 9.8 Expenses. Except as provided in Sections 9.6 and 9.7, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, in the case of Buyer, all third-party engineering and environmental review costs.

ARTICLE 10 – COMPANION CONTRACTS

Section 10.1 Cross-Default. A default by Buyer under any Companion Contract shall constitute a default by Buyer under this Agreement, and Seller shall be entitled to all remedies to which Seller is entitled pursuant to Section 5.2 above as if Buyer defaulted under this Agreement. A default by the party that is the “Seller” under any Companion Contract shall constitute a default by Seller under this Agreement, and Buyer shall be entitled to all remedies to which Buyer is entitled pursuant to Section 5.1 above as if Seller defaulted under this Agreement.

Section 10.2 Contracts Contingent on Each Other. Notwithstanding anything contained in this Agreement or any Companion Contract to the contrary, Seller’s and Buyer’s, obligations under this Agreement are expressly contingent upon the closing of the transactions contemplated by the Companion Contracts being consummated contemporaneously with the Closing hereunder. In that regard, unless the Parties otherwise expressly agree in a writing signed by the Parties, in the event that either of the Companion Contracts are terminated for any reason whatsoever (except as a result of a default by Buyer thereunder, which default shall be governed by Section 10.1 above), this Agreement shall terminate automatically as well, in which event the Deposit shall be promptly returned to Buyer and the Parties shall have no further rights or obligations hereunder except for those obligations which expressly survive termination of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, if the Closing under one of the Companion Contracts is extended for any reason, relating to tenant estoppels, the Closing Date hereunder shall be deemed extended to the date of the extended Closing under such Companion Contract.

ARTICLE 11 – MISCELLANEOUS

Section 11.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by Buyer and Seller.

Section 11.2 Risk of Loss and Insurance Proceeds. Seller shall notify Buyer within one (1) business day of any damage or destruction of the Property or any portion thereof occurring after the date hereof, and any notice of condemnation or similar taking received, after the date hereof.

11.2.1 Minor Loss. Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that: (a) the cost to repair any such damage or destruction, or the diminution in the value of the remaining Property as a result of a partial condemnation, does not exceed Seven Hundred Fifty Thousand Dollars ($750,000), (b) no Major Tenant has a right to terminate its Lease by reason of such event unless such Major Tenant agrees in writing to waive such right with respect to such event, and (c) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation (other than the proceeds of rent loss or business interruption insurance which are allocable to periods before Closing), plus the amount of any insurance deductible and any uninsured amount of loss, less any sums expended by Seller toward the restoration or repair of the Property or in collecting such insurance proceeds or condemnation awards. If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended prior to the Closing to repair or restore the Property or to collect any such proceeds or awards. Notwithstanding the foregoing sentence, if, with respect to the insurance proceeds, Seller’s insurance carrier does not agree in writing, within thirty (30) days after the date of the event giving rise to insurance proceeds, that such event is covered by such insurance, and that such insurance proceeds will be paid by such insurer directly to Buyer, then the cost to repair (to a condition at least as good as prior to the casualty) the remaining damage caused by such casualty, as reasonably determined by Buyer, shall be credited against the Purchase Price at Closing.

11.2.2 Major Loss. If the amount of the damage or destruction or condemnation as specified above exceeds Seven Hundred Fifty Thousand Dollars ($750,000), then Buyer may at its option, to be exercised by written notice to Seller within ten (10) business days of Seller’s notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, terminate this Agreement. Buyer’s failure to elect to terminate this Agreement within said ten business day period shall be deemed an election by Buyer to consummate this purchase and sale transaction. If Buyer elects to terminate this Agreement within such ten business day period, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as expressly provided in this Agreement. If Buyer elects or is deemed to have elected to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation (other than the proceeds of rent loss or business interruption insurance which are allocable to periods before Closing), plus the amount of any insurance deductible and any uninsured amount of loss, less any sums expended by Seller towards the restoration or repair of the Property or in collecting such insurance proceeds or condemnation awards. If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended prior to the Closing to repair or restore the Property or to collect any such proceeds or awards. Notwithstanding the foregoing sentence, if, with respect to the insurance proceeds, Seller’s insurance carrier does not agree in writing, within thirty (30) days after the date of the event giving rise to insurance proceeds, that such event is covered by such insurance, and that such insurance proceeds will be paid by such insurer directly to Buyer, then the cost to repair (to a condition at least as good as prior to the casualty) the remaining damage caused by such casualty, as reasonably determined by Buyer, shall be credited against the Purchase Price at Closing.

Section 11.3 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following address:

If to Seller:	Cranberry Retail, Inc.

c/o LaSalle Investment Management, Inc. 100 East Pratt Street, 20th Floor Baltimore, Maryland 21202 Attention: George W. Duke Facsimile: (410) 347-0612 e-mail: george.duke@lasalle.com with Copies to:

Office of the Attorney General

Maryland State Retirement & Pension System

120 East Baltimore Street, 14th Floor

Baltimore, Maryland 21202

Attention: Melissa Allison Warren

Facsimile: (410) 468-1705

e-mail: mwarren@sra.state.md.us

and to:

Rosenberg | Martin | Greenberg, LLP

25 S. Charles Street, Suite 2115

Baltimore, Maryland 21201

Attention: Hilary J. O’Connor

                 Patrick M. Martyn

Facsimile: (410) 727-1115

e-mail: hoconnor@rosenbergmartin.com

            pmartyn@rosenbergmartin.com

If to Buyer:	Saul Holdings Limited Partnership 7501 Wisconsin Avenue, Suite 1500 Bethesda, MD 20814 Fax No.: (301) 986-6217 Attention: John F. Collich e-mail: john.collich@centers.com and:

B.F. Saul Company

7501 Wisconsin Avenue, Suite 1500

Bethesda, MD 20814

Fax No.: (301) 986-6023

Attention: Victoria J. Perkins

                  Robin F. Gonzales

e-mail: victoria.perkins@bfsaulco.com

             robin.gonzales@bfsaulco.com

with a copy to:	Pillsbury Winthrop Shaw Pittman 2300 N Street, NW Washington, D.C. 20037 Fax No.: (202) 663-8007 Attention: Diane S. Richer e-mail: diane.richer@pillsburylaw.com

If to Escrow Agent:	Commonwealth Land Title Insurance Company 1015 15th Street, N.W., Suite 300 Washington, D.C. 20005 Attention: David P. Nelson email: david.nelson@cltic.com

Any such notices may be sent by (a) certified mail, return receipt requested, in which case notice shall be deemed received upon actual delivery, (b) a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with such courier, (c) facsimile transmission (provided notice is also delivered pursuant to one of the above methods), in which case notice shall be deemed delivered upon electronic verification that transmission to recipient was completed, or (d) electronic mail (provided notice is also delivered pursuant to one of the methods set forth in Clause (a) or (b) above) in which case notice shall be deemed delivered upon receipt of a confirmation that the electronic mail message was delivered. The above addresses and facsimile numbers may be changed by written notice to the other party; provided that no notice of a change of address or facsimile number shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

Section 11.4 Assignment. This Agreement may not be assigned by Seller; provided, however, that Seller reserves the right to assign this Agreement to the Board of Trustees of the Maryland State Retirement and Pension System or its nominee, Seller’s sole stockholder. This Agreement may not be assigned by Buyer without the prior written consent of Seller provided that Buyer may, without Seller’s consent but after written notice to Seller at least five (5) days prior to Closing, (i) assign this Agreement to an entity that is controlled by Buyer, or (ii) direct that the Articles of Transfer, Certificate of Conveyance and Confirmatory Deed and related assignment documents be granted to an entity that is controlled by Buyer.

Section 11.5 Governing Law and Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY BUYER OR SELLER IN THE STATE COURTS OF THE STATE OF MARYLAND OR IN THE CIRCUIT COURT OF BALTIMORE CITY, MARYLAND AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF THE ABOVE COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF MARYLAND. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO THE PARTIES AT THEIR RESPECTIVE ADDRESS DESCRIBED IN SECTION 11.3 HEREOF.

Section 11.6 Counterparts. This Agreement may be executed in two or more fully or partially executed counterparts, each of which will be deemed an original binding the signer thereof against the other signing parties, but all counterparts together will constitute one and the same instrument.

Section 11.7 Entire Agreement. This Agreement and any other document to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents. This Agreement and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof, including, without limitation, the Confidentiality Agreement (except as provided for in Section 3.5 of this Agreement).

Section 11.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement.

Section 11.9 Attorneys Fees. Except as expressly provided in this Agreement, if any action is brought by either Party against the other Party hereto, relating to or arising out of this Agreement, the transaction described herein or the enforcement hereof, each Party shall be solely responsible for its own attorneys’ fees.

Section 11.10 Payment of Fees and Expenses. Each Party to this Agreement will be responsible for, and will pay, all of its own fees and expenses, including those of its counsel and accountants, incurred in the negotiation, preparation, and consummation of this Agreement and the transaction contemplated hereunder.

Section 11.11 Confidential Information. The Parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to Permitted Outside Party or as required by law. No Party shall make any public disclosure of the specific terms of this Agreement or the identity of the Parties to this Agreement, except as required by law including, without limitation, securities laws of the United States. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each Party acknowledges that it will have access to confidential information relating to the other Party. Each Party shall treat such information as confidential, preserve the confidentiality thereof, and not publish, circulate, duplicate or use such information, except to Permitted Outside Parties in connection with the transactions contemplated hereby. The Parties agree that they will not issue any news releases to the public press or any publication wholly or partly disclosing the business terms of or identity of the Parties to this Agreement without first obtaining the written consent of the other, except as the public press or any publication may have access to and obtain any such information as a result of such information being of public record and except as otherwise required by law. In the event of the termination of this Agreement for any reason whatsoever, Buyer shall return to Seller, all Due Diligence Items and other documents, work papers, engineering and environmental studies and reports and all other materials (including all copies thereof obtained from Seller in connection with the transactions contemplated hereby), and each Party shall use commercially reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information. However, nothing in this Agreement shall preclude a Party from making any disclosure required by law or in connection with a lawsuit involving one or the other Party or both Parties or otherwise arising from or related to the transaction contemplated hereby. The provisions of this Section 11.11 shall survive the Closing or, if the purchase and sale is hot consummated, any termination of this Agreement for a period of one (1) year. Notwithstanding the foregoing, the terms of the Confidentiality Agreement shall control over the terms of this Section 11.11, to the extent of any inconsistency between them.

Section 11.12 No Rule of Construction. This Agreement has been negotiated at arms length by both Seller and Buyer, and no rule of construction shall be invoked against either party with respect to the authorship thereof or of any of the documents to be delivered by the respective parties at the Closing.

Section 11.13 TIME OF THE ESSENCE. TIME, WHEREVER SPECIFIED HEREIN FOR THE PERFORMANCE BY SELLER OR BUYER OF ANY OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THE EXERCISE OF ANY OF THEIR RESPECTIVE RIGHTS HEREUNDER IS HEREBY MADE AND DECLARED TO BE OF THE ESSENCE OF THIS AGREEMENT.

Section 11.14 Agreement Not To Be Recorded. This Agreement shall not be filed of record by or on behalf of Buyer in any office or place of public record. If Buyer fails to comply with the terms hereof by recording or attempting to record this Agreement or a notice thereof, such act shall not operate to bind or cloud title to the Real Property. Seller shall, nevertheless, have the right forthwith to institute appropriate legal proceedings to have the same removed from record. If Buyer or any agent, broker or counsel acting for Buyer shall cause or permit this Agreement or a copy thereof to be filed in an office or place of public record, Seller, at its option, and in addition to Seller’s other rights and remedies, may treat such act as a default of this Agreement on the part of Buyer. However, the filing of this Agreement in any lawsuit or other proceedings in which such document is relevant or material shall not be deemed to be a violation of this section.

Section 11.15 Payment or Performance on Saturday, Sunday or Holiday. Whenever the provision of this Agreement calls for any payment or the performance of any act on or by a date that is Saturday, Sunday or an official holiday for employees of the State of Maryland, including the expiration date of any cure periods provided herein, then such payment or such performance will be required on or by the immediately succeeding business day.

Section 11.16 No Personal Liability. The obligations of Seller contained herein are intended to be binding only on Seller’s interest in the Property and shall not otherwise be personally binding upon, nor shall any resort be had to, any of its employees, officers, directors, stockholders, trustees, its investment manager, general partners, or any employees or agents of the foregoing parties. All other documents to be executed by Seller in connection with this transaction shall also contain the foregoing exculpation. From and after the Closing Date, the obligations of Buyer contained herein are intended to be binding only on Buyer’s interest in the Property and shall not otherwise be personally binding upon, nor shall any resort be had to, any of its or its affiliates’ employees, officers, directors, partners, members or managers. All other documents to be executed by Buyer in connection with this transaction shall also contain the foregoing exculpation.

Section 11.17 Payments to the State of Maryland; Bribery. In addition to Buyer’s representations and warranties set forth in Section 7.1 above, Buyer further represents and warrants and to Seller that (i) Buyer is not in arrears with respect to the payment of any monies due and owing the State of Maryland, or any department or unit thereof, including but not limited to, the payment of taxes and employee benefits; and (ii) neither Buyer nor any officer, director or partner of Buyer or any partner thereof nor any employee of Buyer or any partner thereof directly involved in obtaining contracts with the State of Maryland, or any county or other subdivisions of the State of Maryland, has been convicted of bribery, attempted bribery or conspiracy to bribe, nor has engaged in conduct, or by any acts or omissions, made admissions, in writing or under oath during the course of any official investigation or other proceeding, since July 1,1977, which would constitute an offense or offenses of bribery, attempted bribery, or conspiracy to bribe under the laws of any state or the federal government. As used herein, the word “convicted” includes an accepted plea of nolo contendere.

Section 11.18 Disclosure of Beneficial Ownership. Buyer shall comply with the provisions of Section 13-221 of the State Finance and Procurement Article, Annotated Code of Maryland, which requires that every business that enters into contracts, leases, or other agreements with the State of Maryland, or its agencies during a calendar year under which the business is to receive in the aggregate One Hundred Thousand and 00/100 Dollars ($100,000) or more, shall, within thirty (30) days of the time when the aggregate value of these contracts, leases or other agreements reaches One Hundred Thousand and 00/100 Dollars ($100,000), file with the Secretary of State of Maryland certain specified information to include disclosures of beneficial ownership of the business.

Section 11.19 Disclosure of Political Contributions. Buyer shall comply with Election Law Article, §§ 14-101-14-108 of the Annotated Code of Maryland, which requires that every person that enters into contracts, leases, or other agreements with the State of Maryland, a county, or an incorporated municipality, or their agencies, during a calendar year in which the person receives in the aggregate $100,000 or more, shall file with the State Board of Elections a statement disclosing contributions in excess of $500 made during a reporting period to a candidate for elective office in any primary or general election. The statement shall be filed with the State Board of Elections (1) before a purchase or execution of a lease or contract by the State, a county, an incorporated municipality, or their agencies, and shall cover the preceding two calendar years; and (2) if the contribution is made after the execution of a lease or contract, than twice a year, throughout the contract term, on; (a) February 5, to cover the six month period ending January 31, and (b) August 5, to cover the six month period ending July 31.

Section 11.20 Seller’s Compliance with Buyer’s SEC Financial Reporting Requirements. Seller understands that Buyer’s general partner is a publicly traded company and is required to file reports with the Securities and Exchange Commission (the “SEC”), and that one or more of such reports may require Buyer to include audited or other financial information of the Property that Seller may not previously have provided to Buyer. For a period beginning on the Closing Date and until such time as Saul Centers, Inc. files with the SEC its Annual Report on Form 10-K for the current fiscal year, or any amendment and restatement thereof as may be required, but in no event longer than four years after the date of filing, and at no cost or liability to Seller, Seller shall (i) cooperate with Buyer, its counsel, accountants, agents, and representatives, provide them with access to Seller’s books and records with respect to the ownership, management, maintenance and operation of the Property for the applicable period, and permit them to copy the same, and (ii) furnish Buyer with such additional information concerning the same as Buyer shall reasonably request, provided, however, Seller shall not be required to generate any special reports not otherwise in Seller’s possession. Buyer will pay all of the costs associated with such audit. The provisions of this Section 11.24 shall survive the Closing for the period necessary to permit Buyer’s general partner to comply with all legal requirements.

Section 11.21 Post Closing Support. Seller acknowledges that Seller is a single asset entity with no assets or sources of income other than the Property, and that Seller may, after the Closing, transfer all or any portion of the proceeds received by Seller hereunder to another entity. Accordingly, in order to support Seller’s obligations under this Agreement that survive the Closing, Seller agrees that at all times during the period extending one (1) year following the Closing Date (the “Survival Period”), Seller shall maintain at a bank or other financial institution identified to Buyer a minimum liquid tangible net worth (the “Minimum Net Worth”) of at least Five Hundred Thousand Dollars ($500,000.00). Seller shall cause an officer of Seller to certify and deliver to Buyer at Closing, a current statement from the financial institution at which these funds are held, evidencing the existence and liquidity of the funds designated to satisfy such requirement. Seller represents, warrants and covenants that such funds representing the Minimum Net Worth have not been and will not be pledged or made available to, or set aside or designated for the benefit of, another creditor or potential creditors, or provided as credit support as they have been hereunder to satisfy any other debts or liabilities, contingent or otherwise, and shall be fully available to satisfy any claims of Buyer hereunder throughout the Survival Period (and any additional period during which the Minimum Net Worth is to be maintained as provided below.) Upon Buyer’s request, on the first day of the third full calendar month following the Closing Date and quarterly thereafter during the Survival Period (and any additional period during which the Minimum Net Worth is to be maintained as provided below), an officer of Seller shall certify to Buyer in writing Seller’s continuing compliance with the requirements of this Section 11.21. The Minimum Net Worth need not be maintained following the Survival Period, provided, however, if Buyer has instituted judicial proceedings during the Survival Period asserting a claim in good faith against Seller for a default or other claim available to Buyer under this Agreement or any document executed by Seller at the Closing. Seller agrees to continue to maintain the Minimum Net Worth, and to provide the quarterly certifications set forth above in this Section 11.21, until such claim has been fully resolved.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year set forth below.

SELLER:	CRANBERRY RETAIL, INC., a Maryland corporation

	By:	/s/ George W. Duke
		Name:	George W. Duke
		Title:	President
		Date:	August 9, 2011

BUYER:	SAUL HOLDINGS LIMITED PARTNERSHIP, a Maryland limited partnership

	By:	Saul Centers, Inc., its general partner

	By:	/s/ B. Francis Saul III
		Name:	B. Francis Saul III
		Title:	President
		Date:	August 9, 2011

ESCROW AGENT:	COMMONWEALTH LAND TITLE INSURANCE COMPANY

	By:	/s/ David P. Nelson
		Name:	David P. Nelson
		Title:	Vice President
		Date:	August 9, 2011

The Escrow Agent is executing this Agreement to evidence its agreement to hold the Deposit, and to perform the Closing, in accordance with the terms and conditions of this Agreement.

FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

(Cranberry Square, Westminster, Carroll County, Maryland)

THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is made as of the 24th day of August, 2011, by and between CRANBERRY RETAIL, INC., a Maryland corporation (“Seller”), and SAUL HOLDINGS LIMITED PARTNERSHIP, a Maryland limited partnership (“Buyer”).

RECITALS:

A. Seller and Buyer entered into that certain Agreement of Purchase and Sale dated as of August 9, 2011 (the “Agreement”), for the purchase and sale of real property, as more particularly described in the Agreement.

B. Seller and Buyer desire to amend the Agreement to, among other things, extend the Due Diligence Period for purposes of certain additional environmental investigations and extend the Closing Date, subject to the terms and conditions set forth below.

C. Capitalized terms not otherwise defined herein shall have the meanings provided in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreement of the parties herein, the parties agree as follows:

1. Due Diligence Period Extension. The Due Diligence Period specified in Section 3.1 of the Agreement is hereby extended until 5:00 p.m. Eastern Time on Thursday, September 15, 2011 (the “Environmental Due Diligence Period Expiration”) for the limited purpose of affording Buyer additional time to conduct a Phase II investigation of the environmental condition of the Property (the “Phase II”). The Due Diligence Period for all other purposes under the Agreement shall remain August 29, 2011, as specified in the Agreement, such that if the Agreement is not terminated before the end of the Due Diligence Period, Buyer shall deposit the Additional Deposit with Escrow Agent on or before 5:00 p.m. Eastern Time on August 30, 2011, as provided in Section 2.3 of the Agreement. Notwithstanding anything in the Agreement to the contrary, if the Phase II indicates a potential violation of any Environmental Laws or presence of any Hazardous Materials at a level requiring reporting, investigation or corrective action under any federal, state or local laws or guidelines, then Buyer shall have the right, at its option, to terminate the Agreement, without further liability (except as expressly provided in the Agreement), by delivering a Notice to Terminate to Seller prior to the Environmental Due Diligence Period Expiration, in which event the Escrow Agent shall promptly return the Deposit to Buyer.

2. Extension of Closing Date. The first sentence of Section 9.2 of the Agreement (Closing) is hereby amended and restated as follows:

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The closing hereunder (“Closing”) shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be at the offices of the Escrow Agent on or before Monday, September 26, 2011, or such other date as Buyer and Seller may mutually agree upon in writing (the “Closing Date”).

3. Estoppels. The parties acknowledge and agree that any required tenant estoppels that would have been deemed acceptable and delivered within the proper time frame if the Closing Date had not been extended will remain acceptable and will not need to be refreshed or reissued notwithstanding that they may be dated more than 30 days prior to the Closing Date, as extended hereby.

4. Exhibit M — Future Lease Commissions and Tenant Improvement Allowance Obligations. Exhibit M to the Agreement is hereby deleted and replaced in its entirety by replacement Exhibit M attached hereto, thus adding leasing commissions and tenant improvement allowances for the newly executed East Moon Lease to such Exhibit.

5. Title and Survey Objections. The parties acknowledge that Buyer provided to Seller a notice of Title Objections dated August 19, 2011 (the “Objections Notice”), and Seller provided to Buyer a response thereto in the form of a letter dated August 24, 2011 from Patrick M. Martyn, as counsel to Seller (“Seller’s Response”). Notwithstanding anything contained in the penultimate paragraph of Seller’s Response to the contrary, the parties agree that the parties’ rights and obligations with respect to title and survey related matters, as set forth in the Agreement, shall be deemed modified to the extent of the actions and matters to which Seller agreed pursuant to the numbered paragraphs of Seller’s Response.

6. Ratification of Agreement. The Agreement, as amended by this Amendment, is hereby ratified and affirmed and remains in full force and effect.

7. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original and all of which, together, shall constitute one and the same document.

[no further text; signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

SELLER:

CRANBERRY RETAIL, INC., a Maryland corporation

By:	/s/ George Duke		(Seal)
Name:	George W. Duke
Title:	President

BUYER:

SAUL HOLDINGS LIMITED PARTNERSHIP, a Maryland limited partnership

By:	Saul Centers, Inc., a Maryland corporation, its General Partner

	By:	/s/ John Collich	(Seal)
	Name:	John Collich
	Title:	Senior Vice President

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SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

(Cranberry Square, Westminster, Carroll County, Maryland)

THIS SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is made as of the 29th day of August, 2011, by and between CRANBERRY RETAIL, INC., a Maryland corporation (“Seller”), and SAUL HOLDINGS LIMITED PARTNERSHIP, a Maryland limited partnership (“Buyer”).

RECITALS:

A. Seller and Buyer entered into that certain Agreement of Purchase and Sale dated as of August 9, 2011, as amended by a First Amendment to Agreement of Purchase and Sale dated as of August 24, 2011 (as so amended, the “Agreement”), for the purchase and sale of real property, as more particularly described in the Agreement.

B. Seller and Buyer desire to further amend the Agreement to evidence their agreement on the form and substance of the Escrow Agreement, subject to the terms and conditions set forth below.

C. Capitalized terms not otherwise defined herein shall have the meanings provided in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreement of the parties herein, the parties agree as follows:

1. Form of Escrow Agreement. Buyer and Seller hereby agree that the Escrow Agreement attached hereto as Exhibit 1 is the agreed upon form of the Escrow Agreement and the Adjustment Escrow Agreement contemplated by Sections 8.7 and 8.8 of the Agreement and to be entered into at Closing (as so consolidated into a single escrow agreement, the “Escrow Agreement”).

2. Ratification of Agreement. The Agreement, as amended by this Amendment, is hereby ratified and affirmed and remains in full force and effect.

3. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original and all of which, together, shall constitute one and the same document.

[no further text; signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

SELLER:

CRANBERRY RETAIL, INC., a Maryland corporation

By:	/s/ George Duke		(Seal)
Name:	George W. Duke
Title:	President

BUYER:

SAUL HOLDINGS LIMITED PARTNERSHIP, a Maryland limited partnership

By:	Saul Centers, Inc., a Maryland corporation, its General Partner

	By:	/s/ John Collich	(Seal)
	Name:	John Collich
	Title:	Senior Vice President

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